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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JAZZ SEMICONDUCTOR, INC.

        Jazz Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

          1.     The name of the Corporation is Jazz Semiconductor, Inc.

          2.     The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 15, 2002 under the name "Jazz Semiconductor Systems, Inc."

          3.     This Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation. This Restated Certificate of Incorporation restates, integrates, amends and supercedes the provisions of the Certificate of Incorporation of the Corporation.

          4.     The text of the Certificate of Incorporation of the Corporation is hereby restated and further amended to read in its entirety as follows:

I.

        The name of this corporation is Jazz Semiconductor, Inc. (the "Corporation").

II.

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        A.    CLASSES OF STOCK.

          1.     The total number of shares of stock that the Corporation shall have authority to issue is four hundred fifty-five million (455,000,000), of which (i) fifty-five million (55,000,000) shares shall be shares of Class A Common Stock, $.001 par value per share (the "Class A Common Stock"), and two hundred million (200,000,000) shares shall be shares of Class B Common Stock, $.001 par value per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the "Common Stock"), and (ii) two hundred million (200,000,000) shares shall be shares of Preferred Stock, $.001 par value per share (the "Preferred Stock"), of which fifty-five million (55,000,000) shares shall be designated as the Series A Preferred Stock (the "Series A Preferred Stock"), and fifty-eight million seventy-one thousand eight hundred eighty-eight (58,071,888) shares shall be designated as the Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Designated Preferred Stock").

          2.     Subject to the limitations and in the manner provided by law, one or more additional series of the Preferred Stock (in addition to the Designated Preferred Stock) may be issued from time to time, and the Board of Directors of the Corporation (the "Board of Directors") or a duly-authorized committee of the Board of Directors, in accordance with the laws of the State of Delaware, is hereby authorized: (i) to authorize and establish one or more series of Preferred Stock (in addition to the Designated Preferred Stock), to determine or alter the relative rights, powers (including voting powers), preferences and privileges granted to such Preferred Stock or any wholly unissued series of shares of Preferred Stock, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of the Preferred Stock or any wholly unissued series of shares of Preferred Stock, and to establish from time to time the number of shares constituting any such additional series and the designation thereof, or any of them, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware as required by the DGCL; and (ii) to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series as well as the number of shares authorized for issuance in each series.

        B.    PREFERRED STOCK.    The following is a statement of the powers, preferences, and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Series A Preferred Stock and the Series B Preferred Stock:

          1.    Initial Face Amount; Original Issue Date and Rank.    The "Initial Face Amount" of the Series A Preferred Stock and the Series B Preferred Stock shall be $1.00 per share. The Face Amount of each share of Series A Preferred Stock or Series B Preferred Stock shall mean the Initial Face Amount of such shares, as adjusted as provided in subsection B.2.a below. The date on which the first share of Series A Preferred Stock or Series B Preferred Stock, as applicable, was issued shall hereinafter be referred to as the "Original Issue Date" for such series. The Series A Preferred Stock and the Series B Preferred Stock shall rank pari passu with respect to one another as to the payment of dividends and distributions upon Liquidation (as defined below in subsection B.3.a). The Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Designated Preferred Stock, as to the payment of dividends and distributions upon Liquidation ("Junior Stock").

          2.    Dividends.

            a.     The holders of shares of Series A Preferred Stock and the holders of shares of Series B Preferred Stock shall be entitled to receive, if and when declared by the Board of Directors, or upon a Liquidation, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividends on the Common Stock and any other class or series of Junior Stock, cumulative dividends ("Cumulative Dividends"), which shall accrue at the rate per annum of 10% of the Face Amount per share of Series A Preferred Stock or Series B Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations, combinations, reclassifications and similar events which affect such shares of Designated Preferred Stock (an "Adjustment"). Such dividends shall be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (a "Dividend Payment Date"). Dividends shall be paid to the holders of record of the Designated Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date (as defined below) for such dividend. The "Record Date" shall mean the date designated by the Board of Directors at the time a dividend is declared; provided, however, that such Record Date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends. The Cumulative Dividends on each share of Series A Preferred Stock and Series B Preferred Stock shall begin to accrue as of the date such share is or was issued and shall accrue from day to day, whether or not declared or paid, and, accrued dividends on any share of Designated Preferred Stock, to the extent not paid in full for any dividend period occurring during any calendar year, shall be added to the Face Amount of such share of Designated Preferred Stock at the end of such calendar year. Cumulative Dividends will accrue regardless of whether there are profits, surplus or other funds of the Corporation legally available for payment of dividends. Dividends shall be payable on a pro rata basis for partial year periods.

            b.     No dividends shall be paid on any Common Stock or any other class or series of Junior Stock (other than dividends payable solely in additional shares of Common Stock) until dividends in the total amount of all Cumulative Dividends for the current fiscal year and all prior fiscal years on each series of Designated Preferred Stock shall have been paid. In the event that the Corporation pays any dividend on the outstanding shares of Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall also pay to each holder of outstanding shares of Designated Preferred Stock, the dividend that would be payable to such holder if such holder converted all shares of Designated Preferred Stock held by such holder into shares of Common Stock immediately prior to the record date for such dividend on the Common Stock.

        All dividends paid to the holders of each series of Designated Preferred Stock pursuant to subsection B.2.a hereof and subsection B.2.b hereof shall be paid pro rata to the holders entitled thereto based on the relative number of shares of Designated Preferred Stock held by each such holder.

          3.    Liquidation, Dissolution or Winding Up.

            a.     Upon a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation") (and subject to the preferential rights of any series of Preferred Stock authorized after the date hereof),

              (i)    in the event that (x) the total assets of the Corporation available for distribution to the holders of the then outstanding shares of Common Stock and Designated Preferred Stock at their fair market value as reasonably determined in good faith by the Board of Directors of the Corporation (such amount shall hereinafter be referred to as the "Available Assets") is less than (y) the product obtained by multiplying (A) the aggregate Face Amount for all shares of Designated Preferred Stock then outstanding plus all dividends accrued and unpaid on such shares up to the date of distribution of the assets of the Corporation to the holders of Designated Preferred Stock to which they are entitled (including the per annum amount prorated to the date of distribution in any partial year) (such amount determined in this subsection B.3.a(i)(y) shall hereinafter be referred to as the "Liquidation Preference"), by (B) 3.5, then (subject to the preferential right of any series of preferred stock designated or authorized after the date hereof) (1) the holder of each share of Series A Preferred Stock and the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, before any distribution of assets shall be made to the holders of Common Stock or other securities ranking on liquidation junior to the Preferred Stock, out of the Available Assets, an amount equal to the full Liquidation Preference on all then outstanding shares of Preferred Stock held of record by such stockholder, and (2) thereafter, the Corporation shall distribute (A) to the holders of Series A Preferred Stock and the holders of Series B Preferred Stock, an amount determined by multiplying .86 by the Available Assets (after deducting from the Available Assets amounts distributed to the holders of the Designated Preferred Stock pursuant to clause (1) of this subsection B.3.a(i) above) (such payments shall be made pro rata to the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock held by such stockholders), and (B) to the holders of Common Stock, an amount determined by multiplying .14 by the Available Assets (after deducting from the Available Assets amounts distributed to the holders of the Designated Preferred Stock pursuant to clause (1) of this subsection B.3.a(i) above) (such distribution shall be made pro rata to the holders of the Common Stock based on the number of shares of Common Stock held by such stockholders); and

              (ii)   in the event that (x) the amount of the Available Assets is greater than (y) the product obtained by multiplying (A) the Liquidation Preference, by (B) 3.5, then the Available Assets shall be distributed among the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock, and the holders of the Common Stock pro rata according to the number of shares of Common Stock held by such holders (where, for this purpose, holders of such shares of Designated Preferred Stock shall be deemed to hold (in lieu of their Designated Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Designated Preferred Stock).

            b.     If upon any Liquidation, the Available Assets shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the Series B Preferred Stock the full amount of the Liquidation Preference to which they shall be entitled under subsection B.3.a above, the holders of such shares of Designated Preferred Stock shall share ratably in the distribution of the Available Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            c.     The (i) merger, reorganization or consolidation of the Corporation into or with another corporation or other transaction or series of related transactions (including without limitation, the sale of capital stock of the Corporation by the Corporation or one or more stockholders of the Corporation) in which 50% or more of the outstanding voting power of the Corporation is transferred or in which the stockholders of the Corporation immediately prior to such merger, reorganization, consolidation or other transaction own less than 50% of the Corporation's voting power immediately after such merger, reorganization, consolidation or other transaction, or (ii) the sale of all or substantially all the assets of the Corporation and its subsidiaries, taken as a whole (any such event, an "Acquisition Event"), shall be deemed to be a Liquidation for purposes of this Certificate of Incorporation, unless the holders of a majority of the then outstanding shares of Designated Preferred Stock, acting together as a single class, elect otherwise by giving written notice thereof to the Corporation at least three days before the effective date of such event. The amount deemed distributed for purposes of determining the Liquidation Preference for the holders of such shares of Designated Preferred Stock upon any Acquisition Event shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

            d.     Written notice of such Liquidation, stating a payment date, the amount payable pursuant to this subsection B.3, and the place where said payment shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier not less than 20 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock and the holders of record of the Series B Preferred

    Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

          4.    Voting Rights.

            a.     Except as may be otherwise required by this Section B, the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the stockholders of the Corporation, including but not limited to, actions amending this Certificate of Incorporation to increase the number of authorized shares of Common Stock.

            b.     Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which such shares of Series A Preferred Stock held of record by such holder are convertible, and each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class B Common Stock into which such shares of Series B Preferred Stock held of record by such holder are convertible (in each case, as adjusted from time to time pursuant to subsection B.5 hereof), and such holders of Designated Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration; provided, however, that, if at any time the aggregate number of votes to which the holders of Series A Preferred Stock and the holders of Class A Common Stock are entitled to cast represents less than fifty-one percent (51%) of the total number of votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock then outstanding, the aggregate number of votes entitled to be cast by the holders of Series A Preferred Stock and the holders of Class A Common Stock shall be adjusted to equal to a number determined by multiplying (A) the difference between (x) the aggregate number of votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock then outstanding and (y) the aggregate number of votes entitled to be cast by the holders of Series A Preferred Stock and the holders of Class A Common Stock, by (B) 51/49, and such increased number of votes entitled to be cast by the holders of Series A Preferred Stock and the holders of Class A Common Stock shall be divided among such holders on a pro rata basis, based on the number of votes entitled to be cast by such holders immediately prior to such adjustment.

            c.     Each holder of Designated Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

            d.     So long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of such series of Designated Preferred Stock, voting as a single class, increase or decrease the total number of authorized shares of such series of Designated Preferred Stock.

            e.     So long as any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock or Series B Preferred Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class as hereinbefore provided.

          5.    Optional Conversion.    The holders of shares of the Series A Preferred Stock and the holders of shares of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            a.    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Initial Face Amount for such share of Series A Preferred Stock by the applicable Conversion Price for such share (as defined below) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof at any time, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing the Initial Face Amount thereof for such shares of Series B Preferred Stock by the applicable Conversion Price for such shares (as defined below) in effect at the time of conversion. The conversion price at which such shares of Common Stock shall be deliverable upon conversion of such shares of Designated Preferred Stock without payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be the Initial Face Amount of such share of Designated Preferred Stock. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock and Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below with respect to events occurring after the Original Issue Date of the Series A Preferred Stock and the Series B Preferred Stock. In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of shares of the Series A Preferred Stock and the holders of shares of the Series B Preferred Stock.

            b.    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the shares of the Series A Preferred Stock or the Series B Preferred Stock. In lieu of any fractional share to which the holder of such shares of Designated Preferred Stock would otherwise be entitled, the Corporation shall pay such holder cash equal to the product of such fraction multiplied by the then effective fair market value of one share of Common Stock (as determined in good faith by the Board of Directors). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            c.    Mechanics of Conversion.

              (i)    In order for a holder of shares of Series A Preferred Stock or a holder of shares of Series B Preferred Stock to convert such shares into shares of Common Stock, such holder shall provide notice at the office of the transfer agent for such shares of Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, held by such holder. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The date of receipt of such notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). Such holder shall, as soon as practicable, also surrender the certificate or certificates for such shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, at the office of the transfer agent for such shares of Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, certificates surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The Corporation shall, as soon as practicable after receipt of the certificates, issue and deliver at such office to such holder of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

              (ii)   The Corporation shall, at all times when the Series A Preferred Stock and the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such shares of Designated Preferred Stock, such number of its duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock into Class A Common Stock, and Series B Preferred Stock into Class B Common Stock. Before taking any action that would cause an adjustment reducing the Conversion Price of any such shares of Designated Preferred Stock below the then par value of such shares of Common Stock issuable upon conversion of such shares of Designated Preferred Stock, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock, as the case may be, at such adjusted Conversion Price. If at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock or Class B Common Stock, as the case may be, to such number of shares as shall be sufficient for such purposes.

              (iii) Upon any such conversion, no adjustment to the Conversion Price of any shares of Series A Preferred Stock or Series B Preferred Stock shall be made for, nor shall any payment be made of, any declared and unpaid dividends on such shares of Series A Preferred Stock or Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

              (iv)  All shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any such shares of Designated Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to eliminate the authorized Series A Preferred Stock and Series B Preferred Stock or reduce the authorized number thereof as may be appropriate.

            d.    Adjustments to Conversion Price.

              (i)    Adjustment for Combinations or Consolidation of Common Stock.    If, at any time after the Original Issue Date of the Series A Preferred Stock and the Series B Preferred Stock, the number of shares of Common Stock outstanding are decreased by a combination of the outstanding shares of Common Stock, then, following the record date fixed for such combination (or the date of such combination, if no record date is fixed), the Conversion Price for such shares of Designated Preferred Stock shall be increased so that the number of shares of Common Stock issuable on conversion of each such share of Designated Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

              (ii)   Adjustment for Stock Dividends, Splits, Etc.    If the Corporation shall, at any time after the Original Issue Date of the Series A Preferred Stock and the Series B Preferred Stock, fix a record date for the subdivision, stock split or stock dividend of shares of Common Stock, then, following the record date fixed for the determination of holders of shares of Common Stock with respect to such subdivision, stock split or dividend (or the date of such subdivision, stock split or dividend, if no record date is fixed), the Conversion Price for such shares of Designated Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Designated Preferred Stock shall be increased in proportion to such increase in outstanding shares; provided, however, that such Conversion Price shall not be decreased at such time if the amount of such reduction would be an amount less than $0.001, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.001 or more.

              (iii) Adjustment for Merger or Reorganization, etc.    In case of any consolidation, recapitalization or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to another corporation (other than a subdivision or combination provided for elsewhere in this subsection B.5, and other than a consolidation, merger or sale which is treated as a Liquidation pursuant to subsection B.3), each share of Series A Preferred Stock and each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Designated Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this subsection B.5 set forth with respect to the rights and interest thereafter of the holders of the shares of the Series A Preferred Stock and the holders of the shares of the Series B Preferred Stock, to the end that the provisions set forth in this subsection B.5 (including provisions with respect to changes in and other adjustments of the Conversion Price of such shares of Designated Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of such shares of Designated Preferred Stock.

            e.    No Impairment.    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection B.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred Stock and the holders of the shares of Series B Preferred Stock against impairment.

            f.    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock pursuant to this subsection B.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect for such shares of Designated Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such shares of Designated Preferred Stock.

            g.    Notice of Record Date.    In the event:

              (i)    that the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any stock dividend of its shares of Common Stock;

              (ii)   that the Corporation subdivides or combines its outstanding shares of Common Stock;

              (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend thereon described in (i) or (ii) above), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

              (iv)  of the Liquidation of the Corporation;

    then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the each of the Series A Preferred Stock and the Series B Preferred Stock, and shall cause to be mailed to the holders of shares of the Series A Preferred Stock and the holders of shares of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agents, at least 10 days prior to the record date specified in (A) below or 20 days before the date specified in (B) below, a notice stating:

              (a)   the record date of such dividend, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, subdivision or combination are to be determined, or

              (b)   the date on which such reclassification, consolidation, merger, sale or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or Liquidation.

          6.    Automatic Conversion.

            a.     In the event of any conversion of all outstanding shares of Series A Preferred Stock into shares of Class A Common Stock, all outstanding shares of Series B Preferred Stock shall automatically convert into shares of Class B Common Stock in the manner provided in subsection B.5 herein, at the then effective Conversion Price for such shares of Series B Preferred Stock.

            b.     Immediately prior to the consummation of the Corporation's initial public offering of its Common Stock registered under the Securities Act of 1933, as amended, each outstanding share of Designated Preferred Stock shall automatically convert into a number of shares of Class B Common Stock determined by dividing the Initial Face Amount of such share of Designated Preferred Stock by the then effective Conversion Price for such shares of Designated Preferred Stock.

            c.     In the case of an automatic conversion pursuant to this subsection B.6, the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Designated Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation.

            d.     All certificates evidencing shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and such shares of Designated Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

            e.     The Corporation will provide notice of any automatic conversion of outstanding shares of Series A Preferred Stock or Series B Preferred Stock to holders of record as soon as practicable after the conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to conversion. Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of Designated Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Series A Preferred Stock or Series B Preferred Stock. Each such notice shall state, as appropriate, the following:

              (i)    the automatic conversion date;

              (ii)   that all of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, are automatically converted; and

              (iii) the place or places where certificates for such shares are to be surrendered for conversion.

          7.    Redemption.    The Designated Preferred Stock is not redeemable.

          8.    Reclassifications.    Neither the shares of Series A Preferred Stock nor the shares of Series B Preferred Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each series.

        C.    COMMON STOCK.    The following is a statement of the powers, preferences, and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock:

          1.    General.    Except as otherwise set forth below in this Section C, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

          2.    Reclassifications.    Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

          3.    Dividends and Distributions.    Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefor and to receive other distributions from the Corporation when and as declared by the Board of Directors. If any dividend or other distribution in cash or other property is paid with respect to Class A Common Stock or with respect to Class B Common Stock (other than dividends or other distributions payable in shares of Common Stock), a like dividend or other distribution in cash or other property shall also be paid with respect to shares of the other class of Common Stock, in an amount equal per share. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed shall be equal in number on a per share basis.

          4.    Liquidation Rights.    Subject to the rights of any holders of any class of Preferred Stock which may from time to time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed among the holders of the then outstanding Common Stock and Designated Preferred Stock as provided in subsection B.3

          5.    Merger and Consolidation.    In the event of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock.

          6.    Voting Rights.

            a.     At every meeting of the stockholders of the Corporation, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his, her or its name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class B Common Stock standing in his, her or its name on the transfer books of the Corporation, in connection with the election of directors and all other matters submitted to a vote of the stockholders; provided, however, that, if at any time the combined number of shares of Series A Preferred Stock and Class A Common Stock then outstanding represents less than fifty-one percent (51%) of the total number of votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock then outstanding, every holder of Series A Preferred Stock and every holder of Class A Common Stock shall be entitled to a number of votes per share of Series A Preferred Stock or Class A Common Stock, as the case may be, equal to (x) the amount determined by multiplying (A) the total number of votes entitled to be cast by the holders of all shares of Common Stock and Preferred Stock then outstanding by (B) .51, divided by (y) the combined number of shares of Series A Preferred Stock and Class A Common Stock then outstanding. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation. Except as may be otherwise required by this Section C, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of preferred stock, on all matters submitted to a vote of the holders of Common Stock.

            b.     Subject to any rights of the holders of preferred stock, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided.

          7.    Conversion.

            a.     Each record holder of shares of Class A Common Stock may convert from time to time any or all of such shares into an equal number of shares of Class B Common Stock by surrendering the certificates for such shares, accompanied by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class A Common Stock into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such shares of Class B Common Stock to Persons (as defined below) named therein, setting forth the number of shares of Class B Common Stock to be issued to each such Person and the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. For the purposes of this Certificate of Incorporation, the term "Person" shall mean any individual, firm, corporation or other entity.

            b.     Each share of Class A Common Stock shall automatically convert into one share of Class B Common Stock:

              (i)    Upon the affirmative election of the holders of at least sixty-seven percent (67%) of the outstanding shares of Class A Common Stock.

              (ii)   Immediately prior to the consummation of the Corporation's initial public offering of its Common Stock registered under the Securities Act of 1933, as amended.

            c.     In the event that all of the outstanding shares of Series A Preferred Stock are converted into shares of Class A Common Stock, then each share of Class A Common Stock shall automatically convert into one share of Class B Common Stock:

              (i)    Immediately prior to the transfer of record or beneficial ownership of such share if, after such transfer, such share is not held of record or beneficially owned by an Initial Class A Stockholder (defined below) or an Affiliate (defined below) of an Initial Class A Stockholder; provided, however, that the provisions of this subsection C.7.c(i) shall apply only to the shares of Class A Common Stock so transferred; provided further, that any transfer of shares of Class A Common Stock to an Initial Class A Stockholder or an Affiliate of an Initial Class A Stockholder shall not be subject to the provisions of this subsection C.7.c(i). For the purposes of this Certificate of Incorporation, the "Initial Class A Stockholders" shall mean Carlyle Partners III, L.P., a Delaware limited partnership, CP III Coinvestment, L.P., a Delaware limited partnership, and Carlyle High Yield Partners, L.P., a Delaware limited partnership, and "Affiliate" shall mean any Person controlled by, controlling, or under common control with another Person.

              (ii)   Immediately following such time as the aggregate number of shares of Class A Common Stock held of record or beneficially owned by the Initial Class A Stockholders and their Affiliates, collectively as a group, is less than twenty-seven million five hundred thousand (27,5000,000) shares (as adjusted for stock splits, dividends, recapitalizations and the like).

            d.     Upon the occurrence of any of the events specified in subsections C.7.b or C.7.c above, the shares of Class A Common Stock subject to conversion shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and the rights of the holders of shares of Class A Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class B Common Stock issuable upon such conversion; provided, however, that, subject to subsection C.7.e below, such Persons shall be entitled to receive when paid any dividends declared on the Class A Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion. Notwithstanding the foregoing, the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class A Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class A Common Stock, the holders of Class A Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holders promptly at such office and in each such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Class A Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

            e.     The Corporation will provide notice of any automatic conversion of outstanding shares of Class A Common Stock to holders of record as soon as practicable after the conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice prior to conversion. Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Common Stock, at such holder's address as it appears on the transfer books of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class A Common Stock. Each such notice shall state, as appropriate, the following:

              (i)    the automatic conversion date;

              (ii)   that all of the outstanding shares of Class A Common Stock are automatically converted; and

              (iii) the place or places where certificates for such shares are to be surrendered for conversion.

            f.      Upon any conversion of shares of Class A Common Stock into shares of Class B Common Stock pursuant to the provisions of subsections C.7.b and C.7.c above, any dividend for which the payment date shall be subsequent to such conversion, which may have been declared on the shares of the Class A Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of the Class B Common Stock into or for which such shares of Class A Common Stock shall have been so converted, and any such dividend payable in Common Stock shall be deemed to have been declared, and shall be payable, in shares of the Class B Common Stock into which such shares of Class A Common Stock shall have been so converted.

            g.     The Corporation shall not reissue or resell any shares of Class A Common Stock which shall have been converted into shares of Class B Common Stock pursuant to or as permitted by the provisions of this subsection C.7, or any shares of Class A Common Stock which shall have been acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized amount of Class A Common Stock accordingly.

            h.     The holders of shares of Class A Common Stock converted into shares of Class B Common Stock will not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class B Common Stock on the conversion of shares of Class A Common Stock pursuant to this subsection C.7, and the Corporation shall pay the amount of any such tax.

            i.      The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class B Common Stock as would become issuable upon the conversion of all shares of Class A Common Stock then outstanding.

          8.    Redemption.    The Common Stock is not redeemable.

V.

        A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation.

        B.    In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

VI.

        A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

        Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

IX.

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 10th day of October, 2002.

/s/ MARK S. BECKER Mark S. Becker Chief Financial Officer, Treasurer and Secretary

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF JAZZ SEMICONDUCTOR, INC.